EXHIBIT 99.1

Monday, October 21, 2019

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation Announces

Appointment of New Board Member

West Point, Va., October 21, 2019 – C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank, announced today that its Board of Directors has appointed D. Anthony (Tony) Peay to serve as a director of the Corporation effective November 19, 2019.  Mr. Peay will also serve as a director of the Bank.  Mr. Peay is a retired CPA and community banker with over 36 years of experience in the banking industry.  He graduated from Virginia Tech with a bachelor’s degree in accounting and began his career as an auditor with Gary, Stosch, Walls & Company (now Deloitte, LLP), focusing on community banks.  After 13 years, he left public accounting to become the Chief Financial Officer of Union Bankshares Corporation, with responsibility for accounting, financial reporting and investor relations, as well as playing a key role in the bank’s merger and acquisition activity.  He became the Chief Banking Officer in 2012, an office he held until his retirement in 2017.  He served as a key member of the executive team throughout his tenure,  during which time the company grew from approximately $400 million to over $9 billion in assets.  In addition, he has served on the boards of the Leukemia & Lymphoma Society of Virginia, the YMCA of Greater Richmond and various other nonprofit and community organizations.

“Tony’s extensive experience will be extremely valuable to our organization and we look forward to the insight he will provide as we work together to achieve our strategic objectives.  We are very fortunate to have him as a member of the Board,” stated Tom Cherry, President and Chief Executive Officer of the Corporation.

About C&F Financial Corporation

C&F Bank operates 25 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc.  C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, boat and recreational vehicle loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio,  Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s website at http://www.cffc.com.